Exhibit 10.13

November 9, 2017

Frank Stokes

3534 Sharon View Road

Charlotte, NC 28210

Phone:

E-Mail:

Dear Frank:

I am pleased to offer you a position with Castle Biosciences, Inc. (the “Company”), as Chief Financial Officer. In this position, you will report to Derek Maetzold. If you decide to join us, you will receive an annualized base salary at a rate of $275,000.00 per annum, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible for an annual bonus with a target payout of 35% of your base salary which will be prorated. As an employee, you will also be eligible to receive certain employee benefits including (i) healthcare plan, (ii) 401(k) plan, and (iii) twenty two days paid time off (PTO). You should note that the Company may modify job titles, reporting structure, salaries, bonus and benefits from time to time as it deems necessary.

If your employment is terminated without Cause (as defined in Exhibit A hereto) or if you resign for Good Reason (as defined in Exhibit A hereto), you will be entitled to continuation of your annual base salary (less applicable withholding) for six (6) months following the date of your termination; provided, however that: (i) such payment is net of any amounts earned by you through full time, part time or consulting arrangements with the Company following your termination; and (ii) you are not otherwise in material breach of this Agreement, your Employee Proprietary Information Agreement, or any other agreement executed in connection with employment termination you have with the Company. You will also be entitled to continue benefits under COBRA during this period. Salary continuation will be paid in accordance with the Company’s normal payroll procedures and less any applicable withholdings.

The receipt of any salary continuation and Option vesting acceleration pursuant to this letter agreement or any Option agreement will be subject to you: (i) signing and not revoking a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective and revocable no later than sixty (60) days following the date of your termination of employment with the Company, and (ii) complying in full with the provisions of this letter agreement and your Employee Proprietary Information Agreement.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your first day of employment that the Company grant you an option to purchase 1.25% of the outstanding shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Outstanding shares, defined as all issued common and preferred shares (Series A through F), as of October 26, 2017 was 11,966,642. 1.25% would therefore equal 149,583. However, the Company is currently closing an equity financing anticipated to close in January 2018. The number of shares associated with this financing is not yet determined. The Company will increase your grant to equal 1.25% of the outstanding shares post-closing of this January 2018 financing.

The vesting date shall be the Effective Date of your first day of employment. Twenty-five percent (25%) of the shares subject to the option shall vest twelve (12) months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

If your employment is terminated without Cause (as defined in Exhibit A hereto) or if you resign for Good Reason (as defined in Exhibit A hereto), in either case before a Change of Control (as defined in Exhibit A hereto) of the Company, your Option’s vesting schedule will accelerate by twenty-four (24) months.

If your employment is terminated without Cause (as defined in Exhibit A hereto) or if you resign for Good Reason (as defined in Exhibit A hereto), in either case within six (6) months following a Change of Control (as defined in Exhibit A hereto) of the Company (i) your Option will automatically become fully vested and exercisable as to all of the shares subject to the Option, and (ii) you will be entitled to continuation of your annual base salary (less applicable withholding) for twelve (12) months following the date of your termination; provided, however that: (i) such payment is net of any amounts earned by you through full time, part time or consulting arrangements with the Company following your termination; and (ii) you are not otherwise in material breach of this Agreement, the Employee Proprietary Information Agreement, or any other agreement executed in connection with employment termination you have with the Company. You will also be entitled to continue benefits under COBRA during this period. Salary continuation will be paid in accordance with the Company’s normal payroll procedures and less any applicable withholdings.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least four (4) weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company without the express written agreement of the President and CEO. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules, policies, procedures and standards. You may be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which the Company will soon complete and distribute.

Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the release could become effective in the calendar year following the calendar year in which you separate from service, the release will not be deemed effective any earlier than the 60th day following your separation from service.

If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment (a “Full Payment”), whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provision of the preceding paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

As a condition of your employment, you are also required to sign and comply with an Employee Proprietary Information Agreement (EPIA) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non- solicitation of Company employees, certain prohibitions on competition with the Company, and non-disclosure of Company proprietary information.

To accept the Company’s offer, please sign and date this letter in the space provided below and return this letter to the Company, no later than November 13, 2017. Please print and store a copy of this offer letter and the EPIA agreement for your records. If you accept our offer, your first day of employment will be January 1, 2018, or such other date as we may mutually agree in writing. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you.

This offer of employment will terminate if it is not accepted, signed and returned by November 13, 2017.

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We look forward to your favorable reply and to working with you at Castle Biosciences, Inc.

Sincerely,

/s/ Derek Maetzold
Derek Maetzold,
President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Franklin M. Stokes

Printed Name:	Franklin M. Stokes

Date:	November 9, 2017

Enclosures:

Duplicate Original Letter

Employee Proprietary Information Agreement

EXHIBIT A

Definitions

Cause. For purposes of this letter agreement, “Cause” shall mean: (i) your continued failure to substantially perform the material duties and obligations of your position with the Company, which failure is not cured within sixty (60) days after receipt of written notice from the Company of such failure; (ii) your failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure is not cured within sixty (60) days after receipt of written notice of such failure from the Company; (iii) any material act of fraud, embezzlement, or other unlawful act committed by you that is at the expense of or harms the Company; (iv) your knowing violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (v) your material breach of the terms of your offer letter or the Employee Proprietary Information Agreement; or (vi) your conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent) with respect to either a felony or a crime (other than felonies or crimes relating to motor vehicles) that materially adversely affects the Company.

Change of Control. For purposes of this letter agreement, “Change of Control” shall mean: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each a “Merger Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction, hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, (ii) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions, or (iii) a liquidation, dissolution or winding up of the Company.

Good Reason. For purposes of this letter agreement, “Good Reason” shall mean, without employee’s written consent, and only if employee’s resignation occurs within thirty (30) days after the occurrence of any of the following: (i) there is a material reduction of the level of your compensation (excluding any bonuses) (except where there is a general reduction applicable to the members of the Company’s management team, defined as the Chief Executive Officer and all employees reporting directly to the Chief Executive Officer); (ii) there is a material reduction in your overall responsibilities or authority, or scope of duties, it being understood that a reduction in your responsibilities or authority following a Change of Control shall not constitute Good Reason unless there also occurs a demotion in your title or position; (iii) there is a breach of a material term of this letter Agreement by the Company; or (iv) without your prior written consent, a material change in the geographic location at which you must perform your services; provided, that in no instance will your relocation to a facility or a location of fifty (50) miles or less from your then current office location be deemed material for purposes of this Agreement.